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LBB & ASSOCIATES LTD., LLP • • • CERTIFIED PUBLIC ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in this Registration Statement of Texas Rare Earth Resources Corp., on Form S-8 to be filed with the Commission on or about September 19, 2013, of our Report of Independent Registered Public Accounting Firm dated November 1, 2012, relating to the financial statements of Texas Rare Earth Resources Corp. for the years ended August 31, 2012 and 2011.

LBB & Associates Ltd LLP

LBB & Associates Ltd., LLP
Houston, Texas
September 19, 2013

10260 WESTHEIMER ROAD, SUITE 310 • HOUSTON, TEXAS 77042 • TEL: (713) 800-4343 • FAX: (713) 456-2408